Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The unaudited pro forma condensed combined information does not give effect to any potential exercises of the Gyre Options granted in respect of the BC Options or conversion of Convertible Preferred Stock.

The following unaudited pro forma condensed combined financial information gives effect to the Contributions and other related events consummated pursuant to the Business Combination Agreement as described in Note 1 to this unaudited pro forma condensed combined financial information. It was prepared under U.S. GAAP pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 805, Business Combinations, or ASC 805. For accounting purposes, CPI is considered to be the acquirer of Catalyst. Immediately prior to the completion of the Contributions, the combined company was renamed “Gyre Therapeutics, Inc.”

CPI, which holds a 55.97% indirect ownership interest in BC, was deemed to be the accounting acquirer for financial reporting purposes even though Gyre, formerly Catalyst, issued shares of Gyre Common Stock pursuant to the Business Combination Agreement. This determination was based upon the terms of the Business Combination Agreement and other factors including that, immediately following the Contributions: (i) GNI USA (as one of the current stockholders of CPI) owns a substantial majority of the voting power of the combined company; (ii) CPI, through GNI USA, has the ability to control the board of directors of the combined company; and (iii) senior management of BC and GNI USA holds a majority of the key positions in senior management of the combined company.

The Contributions are expected to be accounted for as a reverse asset acquisition as, immediately prior to the closing of the Contributions, Catalyst is not expected to meet the definition of a business because Catalyst does not have an organized workforce that significantly contributes to its ability to create output, and substantially all of its fair value is concentrated in-process research and development (“IPR&D”).

As of September 30, 2023, CPI had two subsidiaries. Prior to the Contributions, CPI divested all of its assets other than its 55.97% indirect ownership interest in BC. The unaudited pro forma condensed combined balance sheet data assumes that the Contributions took place on September 30, 2023 and combines the historical balance sheets of Catalyst and BC as of such date. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 assume that the Contributions took place as of January 1, 2022 and combine the historical results of Catalyst and BC for the respective periods presented.

The historical financial statements of Catalyst and the historical financial statements of BC have been adjusted to give pro forma effect to transaction accounting adjustments, including the non-controlling interest in BC not held by CPI. Adjustments are based on information available to management during the preparation of the unaudited pro forma condensed combined financial information and assumptions that management believes are reasonable and supportable.

The unaudited pro forma condensed combined financial statements also give effect to the private placement with GNI USA that closed immediately after the closing of the Contributions. Under the private placement, GNI USA purchased shares of Convertible Preferred Stock and warrants to purchase shares of Convertible Preferred Stock for an aggregate purchase price of approximately $5.0 million. The pro forma adjustments reflect the proceeds received from this private placement.

The unaudited pro forma condensed combined financial information is based on the assumptions and adjustments that are described in the accompanying notes. Differences between these preliminary estimates and the final accounting will occur as a result of the amount of cash used for Catalyst’s operations and other changes in Catalyst’s assets and liabilities. The unaudited pro forma condensed combined financial information is preliminary and has been prepared for illustrative purposes only and is not necessarily indicative of the financial position or results of operations in future periods or the results that actually would have been realized had Catalyst and CPI been a combined company during the specified periods.

The unaudited pro forma condensed combined financial information, including the notes thereto, should be read in conjunction with the following historical financial statements and the accompanying notes:
•
the (a) historical audited financial statements of Catalyst as of and for the year ended December 31, 2022, included in Catalyst’s Annual Report on Form 10-K filed with the SEC on March 30, 2023 and incorporated by reference, and (b) historical unaudited condensed financial statements of Catalyst as of and for the nine months ended September 30, 2023, included in Catalyst’s Quarterly Report on Form 10-Q filed with the SEC on October 26, 2023 and incorporated by reference; and

•
the (a) historical audited financial statements of BC for the years ended December 31, 2021 and 2022 and (b) historical unaudited condensed financial statements of BC as of and for the nine months ended September 30, 2022 and 2023, included as Exhibit 99.1 to this Current Report on From 8-K.

Accounting rules require evaluation of certain assumptions, estimates, or determination of financial statement classifications. The accounting policies of Catalyst may materially vary from those of CPI. During preparation of the unaudited pro forma condensed combined financial information, management has performed a preliminary analysis of Catalyst’s accounting policies and financial statement classifications and is not aware of any material differences in the application of U.S. GAAP between the two companies. Following the closing of the Contributions, management has yet to complete a final review of Catalyst’s accounting policies in order to determine if differences in accounting policies require adjustment or reclassification of Catalyst’s results of operations or reclassification of assets or liabilities to conform to CPI’s accounting policies and classifications. As a result of such review, management may identify differences that, when conformed, could have a material impact on these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2023
(in thousands)

			Transaction Accounting Adjustments		Transaction Accounting Adjustments
	Catalyst	Beijing Continent	Contributions	Note 4	Private Placement	Note 4	Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$2,228	$25,345	$(1,783)	A	$5,000	G	$31,345
			555	B
Accounts and other receivables, net	—	14,093					14,093
Other receivables from GNI	1,200	—	(1,200)	B			—
Inventories, net	—	4,411					4,411
Prepaid assets	1,500	355					1,855
Other current assets	204	1,462	(200)	B			1,466
Total current assets	5,132	45,666	(2,628)		5,000		53,170
Property, plant and equipment, net	—	21,572					21,572
Long-term receivable from GCBP	4,664	—					4,664
Intangible assets, net	—	222					222
Right-of-use assets	—	337					337
Land use rights, net	—	1,483					1,483
Deferred tax assets	—	4,533					4,533
Long-term certificates of deposit	—	21,545					21,545
Other assets, noncurrent	168	711					879
Total assets	$9,964	$96,069	$(2,628)		$5,000		$108,405
Liabilities, redeemable convertible preferred stock, and stockholders’ equity
Current liabilities:
Accounts payable	$158	$16	$(158)	A			$16
Due to related parties	—	101					101
Accrued compensation	708	—	(708)	A			—
Accrued expenses and other current liabilities	917	7,103	(917)	A			7,103
CVR dividend liability	—	—					—
Deferred revenue	—	1,108					1,108
Income tax payable	—	3,443					3,443
Operating lease liabilities	—	241					241
Total current liabilities	1,783	12,012	(1,783)		—		12,012
Deferred government grants	—	220					220
CVR derivative liability, noncurrent	4,664	—					4,664
Warrant liability, noncurrent	—	—	—		1,014	G	1,014
Other liabilities, noncurrent	—	48					48
Total liabilities	6,447	12,280	(1,783)		1,014		17,958

Convertible Preferred Stock	—	—	63,099	D	3,986	G	67,085

Stockholders' equity (deficit):
Convertible Preferred Stock	33,309	—	(33,309)	E			—
Common stock	37	8,700	(8,633)	D			77
			(37)	E
			10	F
Additional paid-in capital	384,895	48,054	(845)	B			60,524
			(19,557)	C
			29,773	D
			(384,050)	E
			2,254	F
Statutory reserve	—	4,753	(2,093)	C			3,098
			438	F
Retained earnings (accumulated deficit)	(414,724)	26,810	(11,804)	C			(66,561)
			(84,239)	D
			417,396	E
Accumulated other comprehensive loss	—	(4,528)	1,994	C			(2,951)
			(417)	F
Total stockholders' equity (deficit)	3,517	83,789	(93,119)				(5,813)
Noncontrolling interest	—	—	31,460	C			29,175
			(2,285)	F
Total equity	3,517	83,789	(63,944)				23,362
Total liabilities, redeemable convertible preferred stock, and stockholders' equity	$9,964	$96,069	$(2,628)		$5,000		$108,405

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2023
(in thousands, except per share data)

			Transaction Accounting Adjustments
	Catalyst	Beijing Continent	Contributions	Note 4	Pro Forma Combined
Revenues	$—	$86,302	$—		$86,302
Operating expenses (income):
Cost of revenue	—	3,386	—		3,386
Selling and marketing expenses	—	44,695	—		44,695
Research and development	1,321	9,212	—		10,533
General and administrative	8,603	4,054	—		12,657
GNI cost-sharing reimbursement	(1,200)	—			(1,200)
Gain on disposal of assets, net	(4,736)	—	—		(4,736)
Total operating expenses	3,988	61,347	—		65,335
Income (loss) from operations	(3,988)	24,955	—		20,967
Interest and other income, net	216	43	—		259
Income (loss) before income taxes	(3,772)	24,998	—		21,226
Income tax expenses	(16)	(6,201)	—		(6,217)
Net income (loss)	(3,788)	18,797	—		15,009
Net income attributable to noncontrolling interest	—	—	6,545	AA	6,545
Net income (loss) attributable to stockholders	(3,788)	18,797	(6,545)		8,464
Net income attributable to Convertible Preferred Stock	—	—	870	DD	870
Net income (loss) attributable to common stockholders – basic	$(3,788)	$18,797	$(7,415)	DD	$7,594
Net income (loss) attributable to common stockholders – diluted	$(3,788)	$18,797	$(7,292)	DD	$7,717
Net income (loss) per common share, basic	$(1.50)				$0.10
Net income (loss) per common share, diluted	$(1.50)				$0.09
Weighted average common share outstanding – basic	2,523		74,052	CC	76,575
Weighted average common share outstanding – diluted	2,523		88,015	CC	90,538

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Year Ended December 31, 2022
(in thousands, except per share data)

			Transaction Accounting Adjustments
	Catalyst	Beijing Continent	Contributions	Note 4	Pro Forma Combined
Revenues	$794	$102,290	$—		$103,084
Operating expenses (income):
Cost of revenue	798	4,793	—		5,591
Selling and marketing expenses	—	54,237	—		54,237
Research and development	13,037	16,686	—		29,723
General and administrative	17,366	17,239	—		34,605
Acquired in-process research and development	35,390	—	81,566	BB	116,956
Gain on disposal of assets, net	(57,186)	—	—		(57,186)
Total operating expenses	9,405	92,955	81,566		183,926
Income (loss) from operations	(8,611)	9,335	(81,566)		(80,842)
Interest and other income, net	717	425	—		1,142
Income (loss) before income taxes	(7,894)	9,760	(81,566)		(79,700)
Income tax expense	(348)	(5,188)	—		(5,536)
Net income (loss)	(8,242)	4,572	(81,566)		(85,236)
Net income attributable to noncontrolling interest	—	—	1,592	AA	1,592
Net income (loss) attributable to common stockholders	$(8,242)	$4,572	$(83,158)		$(86,828)
Net loss per common share, basic and diluted	$(3.92)				$(1.14)
Weighted average common share outstanding – basic and diluted	2,103		74,052	CC	76,155

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1.	Description of the Contributions and other related transactions

Business Combination Agreement

On December 26, 2022, Catalyst, CPI, GNI USA, GNI Japan, GNI Hong Kong, SG and the Minority Holders entered into the Business Combination Agreement, as amended on March 29, 2023 and August 30, 2023. On October 30, 2023, the Contributions became effective and Catalyst acquired an indirect controlling interest in BC. In connection with the Contributions, and immediately prior to the Effective Time of the Contributions, Catalyst amended its certificate of incorporation, increased the number of authorized shares of its common stock from 100,000,000 shares to 400,000,000 shares, effected a 1-for-15 reverse stock split and changed its name to Gyre Therapeutics, Inc. On October 31, 2023, Gyre’s Common Stock commenced trading on the Nasdaq Capital Market, on a post-reverse stock split adjusted basis.

Pursuant to the Business Combination Agreement, at the Effective Time of the Contributions, and after giving effect to the 1-for-15 reverse stock split,

a)	GNI USA contributed all of its CPI Ordinary Shares in exchange for 45,923,340 shares of Gyre Common Stock (the “CPI Contribution”),

b)	GNI USA contributed its interest in Further Challenger in exchange for 17,664,779 shares of Gyre Common Stock (the “FC Contribution”), and

c)
each Minority Holder contributed 100% of the interest he or she held in his or her respective entity in exchange for an aggregate of 10,463,627 shares of Gyre Common Stock (the “Minority Holder Contributions”).

As a result of the CPI Contribution and the FC Contribution, Gyre directly and indirectly holds 100% of CPI’s shares. Through Gyre’s ownership of CPI, prior to the Minority Holder Contributions, Gyre holds a 55.97% indirect interest in BC. Further, after the CPI Contribution and the FC Contribution, CPI holds no assets other than its 55.97% indirect ownership interest in BC. Upon completion of the Minority Holder Contributions, Gyre obtained additional indirect interests in BC and holds, in aggregate, a 65.18 % indirect interest in BC.

Immediately after the closing of the Contributions, excluding potentially dilutive securities, GNI USA owned approximately 83.58% of the outstanding shares of Gyre Common Stock, Catalyst’s existing stockholders, excluding GNI USA, owned approximately 2.76% of the outstanding Gyre Common Stock, and the Minority Holders owned approximately 13.66% of the outstanding shares of Gyre Common Stock. The Convertible Preferred Stock remained outstanding after the closing of the Contributions and is not included in the above ownership percentages.

At the Effective Time, BC terminated the 2021 Plan and the BC Options outstanding under the 2021 Plan were terminated and replaced with options granted under the 2023 Omnibus Incentive Plan that are substantially similar in all material respects to the BC Options previously outstanding under the 2021 Plan.

Each share of Catalyst Common Stock and option to purchase Catalyst Common Stock that was issued and outstanding at the Effective Time remained issued and outstanding, and such shares and options were unaffected by the Contributions.

Contingent Value Rights Agreement

Concurrent with the signing of the Business Combination Agreement on December 26, 2022, Catalyst and the Rights Agent entered into the CVR Agreement, as amended on March 29, 2023, pursuant to which each holder of Catalyst Common Stock, excluding the Sellers, as of the CVR Record Date received one contractual CVR issued by Catalyst, subject to and in accordance with the terms and conditions of the CVR Agreement, for each share of Catalyst Common Stock held by such holder at the CVR Record Date. As of October 30, 2023, each CVR entitles the holder thereof to receive (i) certain cash payments from the net proceeds related to the disposition of Catalyst’s legacy assets or resolution of certain legal claims within three years following the Closing (as defined in the CVR Agreement), and (ii) 100% of the excess cash (net of all current or contingent liabilities, including transaction-related expenses) retained by Catalyst in excess of $1.0 million as of the Closing. The CVRs will not have any voting or dividend rights and will not represent any equity or ownership interest in Catalyst or any of its affiliates.

Private Placement and Securities Purchase Agreement

On October 27, 2023, Catalyst entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) for a private placement with GNI USA (the “Private Placement”). Pursuant to the Securities Purchase Agreement, GNI USA agreed to purchase (i) 811 shares of Convertible Preferred Stock, and (ii) warrants to purchase up to 811 shares of Convertible Preferred Stock (the “Warrants”) for an aggregate purchase price of approximately $5.0 million. The Private Placement closed immediately after the closing of the Contributions. The Warrants are initially exercisable at an exercise price of $4,915.00 per share of Convertible Preferred Stock and expire on October 30, 2033. Each share of Convertible Preferred Stock is convertible into approximately 666.67 shares of the combined organization’s common stock, as adjusted for the reverse stock split.

The Warrants issued in the Private Placement are considered freestanding financial instruments and classified as a liability on the pro forma condensed combined balance sheet as of September 30, 2023. The accounting assessment for the Private Placement and Warrants has not been finalized and therefore is subject to change. The final conclusions could result in embedded derivatives which may require bifurcation and separate valuation, which have not been reflected in the unaudited pro forma condensed combined financial statements.

2.	Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information was prepared in accordance with U.S. GAAP and pursuant to the rules and regulations of Article 11 of Regulation S-X. The unaudited pro forma condensed combined balance sheet as of September 30, 2023 gives effect to the Contributions as if they had been consummated on September 30, 2023. The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 give effect to the Contributions as if they had been consummated on January 1, 2022.

Based on CPI’s preliminary review of CPI’s and Catalyst’s summary of significant accounting policies, the amount of any adjustments to the historical financial statements of Catalyst to conform Catalyst’s accounting policies to those of CPI is not expected to be material. Upon completion of the Contributions, further review of Catalyst’s accounting policies may result in additional revisions to Catalyst’s accounting policies and classifications to conform to those of CPI.

The unaudited pro forma condensed combined financial information has been prepared with the expectation that the Contributions will be treated as an asset acquisition, with CPI treated as the accounting acquirer. Since Catalyst is the legal acquirer, the Contributions will be accounted for as a reverse asset acquisition. To determine the accounting for this transaction under U.S. GAAP, a company must assess whether an integrated set of assets and activities should be accounted for as an acquisition of a business or an asset acquisition. The guidance requires an initial screen test to determine if substantially all of the fair value of the gross assets acquired is concentrated in a single asset or group of similar assets. If that screen is met, the operations acquired are not a business. Catalyst is not expected to meet the definition of a business since substantially all of the fair value is included in one IPR&D asset and no substantive processes are being acquired. As such, the Contributions are expected to be treated as an asset acquisition.

The unaudited pro forma condensed combined financial statements also give effect to other related transactions that are not directly attributable to the Contributions but are deemed relevant to the pro forma financial position and operations of the combined company. The pro forma adjustments reflect (i) the assumed distribution of Catalyst’s cash in excess of $1.0 million under the CVR Agreement after considering settlement of Catalyst’s remaining obligations immediately prior to the closing of the Contributions, (ii) the 1-for-15 reverse stock split effected by Catalyst, and (iii) the proceeds received from the Private Placement immediately after the closing of the Contributions.

The unaudited pro forma condensed combined financial information is based on assumptions and adjustments that are reasonable and supportable. Key assumptions include the estimated equity consideration to be acquired, which will be impacted by changes in the capitalization of CPI and Catalyst, changes in Catalyst’s assets and liabilities, and actual transaction costs to be incurred. Accordingly, the pro forma adjustments are preliminary, subject to further revision as additional information becomes available and additional analyses are performed, and have been made solely for the purpose of providing unaudited pro forma condensed combined financial information. Differences between these preliminary estimates and the final accounting, which is yet to be completed given the recent closing of the Contributions on October 30, 2023, will occur and these differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information and the combined company’s future results of operations and financial position.

3.	Preliminary Purchase Price for the CPI Contribution and the FC Contribution

The accompanying unaudited pro forma condensed combined financial statements reflect an estimated purchase price of approximately $84.2 million, which consists of the following, as adjusted for the reverse stock split (in thousands, except per share amount):

Catalyst Common Stock outstanding	2,532
Multiplied by the assumed price per share of Catalyst stock (1)	$7.67
Fair value of common shares of the combined company to be owned by Catalyst’s stockholders	$19,420
Fair value of preferred shares of the combined company to be owned by Catalyst’s stockholders (2)	$63,098
Estimated acquisition-date fair value of Catalyst	$82,518
Pre-combination Catalyst stock options assumed by CPI (3)	$1,720
Total preliminary estimated purchase price	$84,238

(1)	The estimated purchase price was based on the closing price of Catalyst Common Stock on October 30, 2023, as adjusted for the reverse stock split.

(2)
This amount is calculated, for purposes of this unaudited pro forma condensed combined financial information, based on 12,340 shares of Convertible Preferred Stock outstanding as of September 30, 2023. Each share of preferred stock converts into approximately 666.67 shares of common stock, as adjusted for the reverse stock split. The fair value was estimated using the closing price of Catalyst Common Stock on October 30, 2023 and the number of underlying common shares, as adjusted for the reverse stock split.

(3)
Effective with the Contributions, any option to purchase Catalyst Common Stock that is issued and outstanding at the Effective Time will remain issued and outstanding and such option will be unaffected by the Contributions. In a reverse acquisition, however, from an accounting perspective, the Catalyst employee stock option awards have been exchanged for share-based payment awards of the accounting acquirer. Accordingly, this balance represents the precombination service portion of the estimated fair value of the employee stock option awards issued to Catalyst option holders. In calculating the estimated fair value of the option awards based on the Black-Scholes model, management used the following weighted-average assumptions:

Expected term (in years)	4.16
Volatility	92.58%
Risk free interest rate	4.78%
Dividend yield	—%

A preliminary allocation of the total preliminary estimated purchase price, as shown above, to the acquired assets and assumed liabilities of Catalyst based on the estimated fair values as of September 30, 2023 is as follows (in thousands):

Cash and cash equivalents	$1,000
Prepaid assets	1,500
Other current assets	4
Long-term receivable from GCBP	4,664
Other assets, noncurrent	168
IPR&D	81,566
CVR derivative liability, noncurrent	(4,664)
Net assets acquired	$84,238

The allocation of the estimated purchase price is preliminary because it is based on a preliminary estimate of the fair values of the assets acquired and liabilities assumed as of the closing date of the Contributions.

The pro forma statements of operations for the nine months ended September 30, 2023 and for the year ended December 31, 2022 include transaction costs of $0.4 million and $1.0 million, respectively, incurred by Catalyst in connection with the Contributions and recorded as expense in the historical condensed consolidated statement of operations for the respective periods. Such transaction costs are not expected to recur. CPI did not incur any direct transaction costs in connection with the Contributions.

4.	Pro Forma Adjustments

The pro forma adjustments included in the unaudited pro forma condensed combined balance sheets as of September 30, 2023 are as follows:

(A)	To reflect Catalyst’s planned settlement of outstanding receivables and obligations immediately prior to the closing of the Contributions.

(B)
To reflect the distribution of cash in excess of $1.0 million, after the settlement of Catalyst’s outstanding obligations, to the CVR holders under the CVR Agreement immediately prior to the closing of the Contributions. Such amount will change depending on the amounts necessary to cover outstanding obligations upon the closing of the Contributions.

(C)
To reflect the noncontrolling interest ownership of 44.03% in BC not held by CPI immediately after the CPI Contribution and the FC Contribution. After the CPI Contribution and the FC Contribution, CPI will hold no assets other than its 55.97% indirect ownership interest in BC.

(D)
Represents estimated purchase consideration values based on the Catalyst equity to be acquired, using the Catalyst closing stock price of $7.67 as of October 30, 2023, as adjusted for the reverse stock split, and the reclassification of Convertible Preferred Stock to temporary equity. The net impact to CPI’s retained earnings resulting from all pro forma balance sheet adjustments is the immediate expensing of Catalyst’s IPR&D of $81.6 million.

(E)	To eliminate Catalyst’s historical stockholders’ equity and Convertible Preferred Stock balances, including accumulated deficit.

(F)
To reflect the additional ownership interest in BC acquired from the Minority Holders without an accompanying change in control (the Minority Holder Contributions). After the Minority Holder Contributions, the noncontrolling interest ownership in BC not held by the combined entity will be 34.82%.

(G)
To reflect the aggregate gross proceeds received from the Private Placement of $5.0 million and the issuance of Convertible Preferred Stock and warrants to purchase shares of Convertible Preferred Stock, which closed immediately after the closing of the Contributions.

The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2023 and the year ended December 31, 2022 are as follows:

(AA)
To reflect net income attributable to noncontrolling interest ownership of 34.82% in BC not held by the combined entity after the Minority Holder Contributions for the nine months ended September 30, 2023 and the year ended December 31, 2022.

(BB)	To reflect an adjustment to immediately expense the value attributed to Catalyst’s intangible assets consisting of IPR&D related to the F351 Assets.

(CC)
The weighted average shares outstanding for the period has been calculated as if the Contributions occurred on January 1, 2022, calculated as the sum of 1) historical weighted average shares outstanding for Catalyst, as adjusted for the reverse stock split, and 2) Gyre Common Stock shares issued upon the closing of the Contributions, as adjusted for the reverse stock split. The Convertible Preferred Stock is considered a participating security and included in the pro forma adjustment DD below. The Warrants issued in the Private Placement are considered anti-dilutive and, therefore, are not included in the calculation of weighted average shares outstanding. The following table presents the calculation of the pro forma weighted average number of common stock outstanding, as adjusted for the reverse stock split (in thousands).

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Weighted average Catalyst shares outstanding	2,523	2,103
Estimated shares of Gyre Common Stock issued to CPI shareholders and Minority Holders upon closing of the Contributions (1)	74,052	74,052
Pro forma combined weighted average number of shares of common stock - basic	76,575	76,155
Effect of dilutive stock options - Catalyst	7	—
Effect of dilutive stock options - BC	13,956	—
Pro forma combined weighted average number of shares of common stock - diluted	90,538	76,155

(1)
Shares of Gyre Common Stock issued to CPI shareholders upon closing of the Contributions reflect 63,588 shares, in aggregate, to be issued to GNI USA and 10,464 shares to be issued to the Minority Holders, as adjusted for the reverse stock split.

(DD)
The Convertible Preferred Stock contractually entitles the holders of such shares to participate in dividends, contingent upon the closing of the Contributions. The following table reconciles the numerators of the pro forma combined basic and diluted net income (loss) per common share calculation (in thousands).

	Nine Months Ended September 30, 2023	Year Ended December 31, 2022
Pro forma combined net income (loss)	$15,009	$(85,236)
Less: Estimated net income attributable to noncontrolling interest	6,545	1,592
Less: Estimated net income attributable to Convertible Preferred Stock	870	—
Pro forma combined net income (loss) attributable to common stockholders - basic	7,594	(86,828)
Add: Estimated adjustments to undistributed earnings allocated to Convertible Preferred Stock	123	—
Pro forma combined net income (loss) attributable to common stockholders - diluted	$7,717	$(86,828)